Exhibit 99.1

TurboChef Reports 4th Quarter and 2006 Results

Cites 14% Sequential Growth in Q4 Revenues, Momentum Continuing to
Build in Commercial Business; 2007 Commercial Revenues Expected to be at
Higher End of Previously Disclosed Range;

Consumer Safety Approvals Obtained for Residential Ovens; First Shipments
Underway to Pre-Selected Buyers and Dealers

Atlanta, Georgia, March 8, 2007 - TurboChef Technologies, Inc. (NASDAQ: OVEN) today reported financial results for the fourth quarter and the year ended December 31, 2006.

Significant Items:

•
For the fourth quarter of 2006, total revenue was $15.2 million, a sequential increase of 14% but slightly lower than expectations due to some customer delays on orders that are now expected to occur in early 2007. Gross margins for the quarter were 37% and the Company’s commercial business segment posted its second consecutive quarter of positive operating income, a trend that is expected to continue for all of 2007. Revenue for the 2006 year was $48.7 million, within the previously forecast range. The Company now expects 2007 commercial revenues to fall within the higher end of the previously forecast range of $75 million to $85 million.

•
Approximately $11.1 million, or 73%, of revenue in the fourth quarter was from sales to customers other than Subway® restaurants. This represents increases of 17% and 104%, respectively, on a sequential basis and for the year-ago quarter. As expected for 2006, approximately $31.8 million, or 65% of total revenue was from non-Subway sales. One major customer other than Subway accounted for 28% of the Company’s fourth quarter revenue and 19% of revenue for the year ended 2006.

•
The Company continues its progress with major commercial customers. In the quarter and to date, initial oven shipments have been made to a number of new major customers (who have indicated to us a desire not to have their names and business initiatives disclosed). In addition, a number of existing customers are exploring expansions to their menus, based on the performance versatility of the Company’s ovens.

•
The Company continues to advance toward its goal of introducing a revolutionary residential oven. Consumer safety certifications have been obtained and the Company has begun shipping ovens to pre-selected buyers across the country. These “ambassadors” are providing valuable feedback and satisfaction on the final refinements to the ovens before the start of consumer shipments of the TurboChef 30” double-wall speed cook oven.

Financial Review

For the three months ended December 31, 2006, total revenue was $15.2 million compared with $9.3 million for the year-ago quarter. Significant oven purchases from a major contract customer, other than Subway, was the principal contributing factor. As a percentage of total revenue, cost of product sales for the quarter was 63%, generally consistent with expectations. The Company continues to deal with price pressures on certain materials and component parts as well as increased freight and handling charges; however, management expects overall margins to be sustainable, near term, in the current range for its commercial business.

The Company recorded a charge of $1.9 million to recognize a loss on inventory consigned to Mid-South Industries (“MSI”), its former third party assembler of Tornado® ovens.  MSI failed to return the inventory and claims it lost it in a January 2005 fire that destroyed MSI’s facility where the work was being done.  The Company and MSI agreed in writing in mid-2005 on the amount owed to the Company, and MSI was given until early 2006 to pay.  After MSI’s continued failure to pay, in the fourth quarter the Company filed suit to enforce its rights under its agreement and deemed it prudent to write down its receivable from MSI pending outcome of the litigation.

The Company reported a net loss of $4.7 million or $0.16 per diluted share for the fourth quarter of 2006 and a loss of $25.3 million or $0.88 per share for the 2006 year.

As previously announced, TurboChef has received a letter from the Securities and Exchange Commission regarding an informal inquiry of the Company’s stock option grants for the period from January 1, 1997 through the present.  The Company intends to cooperate fully with the Commission staff and respond to the staff’s request for information.  As part of this process, the Company’s management, under the oversight of the Audit Committee of the Board of Directors, is conducting a review of the Company’s stock option grants and practices.  The Company does not intend to comment on any aspect of the inquiry or possible outcome until the inquiry is completed. Further, financial results for 2005 have been excluded from this release pending the outcome of the inquiry.

Richard Perlman, Chairman of TurboChef, stated, “Overall, this was another excellent quarter for TurboChef. The commercial business continues to build sustained momentum and visibility and we have further strengthened a number of our existing commercial customer relationships as well as adding a number of new ones. The performance of the ovens continues to be a driving force in evaluations and testing of the ovens as new and existing customers move into new markets, new locations and expand menus in existing locations.”

Jim Price, Chief Executive Officer of TurboChef, added, “All of our hard work regarding the residential oven is coming to fruition. We have begun a rollout of our go-to-market strategies, marketing and major media events in support of our initial shipments of ovens to dealers. We are very excited about the official consumer launch of the residential oven in New York City on April 11, 2007. In attendance will be key media, celebrities and other influential culinary, lifestyle and shelter experts. In addition, we will introduce our second residential oven product, the TurboChef single wall oven, at the kitchen and bath show (K/BIS) in Las Vegas in early May.”

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and is developing equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods. A partial list of commercial customers includes Aramark, Compass Group, Disney, Donato’s Pizza, Dunkin’ Brands, Eurest Dining Services, Harrah’s/Caesar’s/Grand Casinos, Hilton, HMS Host, Holiday Inn Express, Kwik Trip, Lowes Cineplex Entertainment, QuickChek, Sheetz, Sodexho Health Care, Spoleto, Starbucks Coffee Company, Starwood Hotels, Subway, Telepizza and Whole Foods Market. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. Visit TurboChef at www.turbochef.com.

TurboChef will be hosting a conference call to discuss its results on Thursday March 8, 2007, at 4:45 p.m. EDT. To join the conference call, please dial (800) 374-0113 (access code: 8553406) or access the audio feed through a webcast link on our website at www.turbochef.com. International callers, please dial: 706-758-9607 (access code: 8553406). A replay of the conference call will be available through our website or by calling 800-642-1687 or 706-645-9291 and using the same access code 8553406.

For more information, contact:

James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
(678) 987-1700

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing, uncertainties related to the time and expenditures needed by the Company to complete its investigation regarding the Company’s stock option grants and practices, whether or not the investigation would lead to discovery of accounting errors or other adverse facts, the results of government inquiries and possible regulatory action or litigation, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended	Year Ended
	December 31, 2006

Revenues:
Product sales	$15,011	$47,403
Royalties and services	227	1,266
Total revenues	15,238	48,669

Costs and expenses:
Cost of product sales	9,673	31,929
Consigned inventory lost in fire	1,914	1,914
Research and development expenses	1,044	4,357
Purchased research and development	-	7,665
Selling, general and administrative expenses	6,398	25,173
Restructuring costs	-	(41)
Depreciation and amortization	1,033	3,854
Total costs and expenses	20,062	74,851

Operating loss	(4,824)	(26,182)

Other income (expense):
Interest income	244	1,300
Interest expense and other	(151)	(436)
	93	864

Net loss	$(4,731)	$(25,318)

Per share data:
Net loss per share:

Basic and diluted:	$(0.16)	$(0.88)

Weighted average number of common shares outstanding:

Basic and diluted:	29,060,089	28,834,821

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS)

December 31, 2006

Assets:

Current assets:

Cash and cash equivalents	$19,675
Accounts receivable, net	11,001
Other receivables	857
Inventory, net	11,311
Prepaid expenses	2,128

Total current assets	44,972

Property and equipment, net	7,944
Developed technology, net	5,963
Goodwill	5,934
Covenants not-to-compete, net	4,874
Other assets	174

Total assets	$69,861

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$9,200
Accrued expenses	3,103
Future installments due on covenants not-to-compete and additional
consideration for assets acquired	3,793
Deferred revenue	2,977
Accrued warranty	1,889
Deferred rent	247

Total current liabilities	21,209

Future installments due on covenants not-to-compete and additional
consideration for assets acquired, non-current	3,550
Deferred rent, non-current	1,218
Other liabilities	93

Total liabilities	26,070

Total stockholders’ equity	43,791

Total liabilities and stockholders’ equity	$69,861

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(IN THOUSANDS)

Year Ended December 31, 2006

Cash flows from operating activities:
Net loss	$(25,318)
Adjustments to reconcile net loss to net cash used in operating activities:
Purchased research and development	7,665
Depreciation and amortization	3,854
Provision for consigned inventory lost in fire	1,914
Amortization of deferred rent	(244)
Amortization of deferred loan costs and non-cash interest	391
Non-cash compensation expense	290
Provision for doubtful accounts	147
Other	8
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(3,834)
Inventories	(1,102)
Prepaid expenses and other assets	(2,140)
Accounts payable	1,581
Accrued expenses and warranty	(1,023)
Deferred revenue	699

Net cash used in operating activities	(17,112)

Cash flows from investing activities:
Cash paid for intangible assets	(2,349)
Property and equipment expenditures	(3,111)

Net cash used in investing activities	(5,460)

Cash flows from financing activities:
Payment of deferred loan costs	(25)
Proceeds from the exercise of stock options and warrants	2,174

Net cash provided by financing activities	2,149

Net change in cash and cash equivalents	(20,423)
Cash and cash equivalents at beginning of year	40,098
Cash and cash equivalents at end of year	$19,675